Free Writing Prospectus, dated November 17, 2021
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated November 15, 2021
Registration Statement Nos. 333-259315 and 333-259315-01

Duke Energy Progress NC Storm Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$769,627,000 Senior Secured Recovery Bonds, Series A

Issuing Entity:	Duke Energy Progress NC Storm Funding LLC

Sponsor, Depositor and Initial Servicer:	Duke Energy Progress, LLC

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	RBC Capital Markets, LLC
Citigroup Global Markets Inc.

Co-Managers:	Academy Securities, Inc.
Drexel Hamilton, LLC
Guggenheim Securities, LLC
Jefferies LLC
Loop Capital Markets LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	November 24, 2021(2)

Interest Payment Dates:	January 1 and July 1, commencing July 1, 2022

Applicable Time:	4:40 PM (Eastern time) on November 17, 2021

Proceeds:

The total initial price to the public is $769,615,104. The total amount of the underwriting discounts and commissions is $3,078,508. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,039,156) is $766,536,596.

(1)                                 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)                                 The Issuing Entity expects to deliver the bonds against payment for the bonds on or about November 24, 2021, which will be the fifth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$221,000,000	3.6	7/1/2028	7/1/2030	1.295%	99.99949%	0.40%	$220,114,873
A-2	$352,000,000	11.3	7/1/2037	7/1/2039	2.387%	99.99827%	0.40%	$350,585,910
A-3	$196,627,000	17.8	7/1/2041	7/1/2043	2.799%	99.99762%	0.40%	$195,835,812

(3)                                 Interest on the bonds will accrue from November 24, 2021 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2	Tranche A-3
CUSIP	26444BAA2	26444BAB0	26444BAC8
ISIN	US26444BAA26	US26444BAB09	US26444BAC81

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
Closing Date	$0	$0	$0
7/1/2022	$15,219,001	$0	$0
1/1/2023	$16,931,986	$0	$0
7/1/2023	$17,019,862	$0	$0
1/1/2024	$17,108,196	$0	$0
7/1/2024	$17,196,987	$0	$0
1/1/2025	$17,286,240	$0	$0
7/1/2025	$17,375,955	$0	$0
1/1/2026	$17,466,136	$0	$0
7/1/2026	$17,556,786	$0	$0
1/1/2027	$17,647,905	$0	$0
7/1/2027	$17,739,498	$0	$0
1/1/2028	$17,831,566	$0	$0
7/1/2028	$14,619,882	$3,304,230	$0
1/1/2029	$0	$18,038,268	$0
7/1/2029	$0	$18,247,242	$0
1/1/2030	$0	$18,458,636	$0
7/1/2030	$0	$18,672,479	$0
1/1/2031	$0	$18,888,800	$0
7/1/2031	$0	$19,107,627	$0
1/1/2032	$0	$19,328,989	$0
7/1/2032	$0	$19,552,915	$0
1/1/2033	$0	$19,779,435	$0
7/1/2033	$0	$20,008,580	$0
1/1/2034	$0	$20,240,380	$0
7/1/2034	$0	$20,474,864	$0
1/1/2035	$0	$20,712,066	$0
7/1/2035	$0	$20,952,015	$0
1/1/2036	$0	$21,194,744	$0
7/1/2036	$0	$21,440,286	$0
1/1/2037	$0	$21,688,671	$0
7/1/2037	$0	$11,909,773	$10,030,161
1/1/2038	$0	$0	$22,216,877
7/1/2038	$0	$0	$22,524,691
1/1/2039	$0	$0	$22,836,771
7/1/2039	$0	$0	$23,153,175
1/1/2040	$0	$0	$23,473,962
7/1/2040	$0	$0	$23,799,194
1/1/2041	$0	$0	$24,128,931
7/1/2041	$0	$0	$24,463,238
Total Payments(4)	$221,000,000	$352,000,000	$196,627,000

(4)           Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$221,000,000	$352,000,000	$196,627,000
7/1/2022	$205,780,999	$352,000,000	$196,627,000
1/1/2023	$188,849,013	$352,000,000	$196,627,000
7/1/2023	$171,829,151	$352,000,000	$196,627,000
1/1/2024	$154,720,955	$352,000,000	$196,627,000
7/1/2024	$137,523,968	$352,000,000	$196,627,000
1/1/2025	$120,237,728	$352,000,000	$196,627,000
7/1/2025	$102,861,773	$352,000,000	$196,627,000
1/1/2026	$85,395,637	$352,000,000	$196,627,000
7/1/2026	$67,838,851	$352,000,000	$196,627,000
1/1/2027	$50,190,946	$352,000,000	$196,627,000
7/1/2027	$32,451,448	$352,000,000	$196,627,000
1/1/2028	$14,619,882	$352,000,000	$196,627,000
7/1/2028	$0	$348,695,770	$196,627,000
1/1/2029	$0	$330,657,502	$196,627,000
7/1/2029	$0	$312,410,260	$196,627,000
1/1/2030	$0	$293,951,624	$196,627,000
7/1/2030	$0	$275,279,145	$196,627,000
1/1/2031	$0	$256,390,345	$196,627,000
7/1/2031	$0	$237,282,718	$196,627,000
1/1/2032	$0	$217,953,729	$196,627,000
7/1/2032	$0	$198,400,814	$196,627,000
1/1/2033	$0	$178,621,379	$196,627,000
7/1/2033	$0	$158,612,799	$196,627,000
1/1/2034	$0	$138,372,419	$196,627,000
7/1/2034	$0	$117,897,555	$196,627,000
1/1/2035	$0	$97,185,489	$196,627,000
7/1/2035	$0	$76,233,474	$196,627,000
1/1/2036	$0	$55,038,730	$196,627,000
7/1/2036	$0	$33,598,444	$196,627,000
1/1/2037	$0	$11,909,773	$196,627,000
7/1/2037	$0	$0	$186,596,839
1/1/2038	$0	$0	$164,379,962
7/1/2038	$0	$0	$141,855,271
1/1/2039	$0	$0	$119,018,500
7/1/2039	$0	$0	$95,865,325
1/1/2040	$0	$0	$72,391,363
7/1/2040	$0	$0	$48,592,169
1/1/2041	$0	$0	$24,463,238
7/1/2041	$0	$0	$0

Subject to the terms and conditions in the underwriting agreement among us, DEP and the underwriters, for whom RBC Capital Markets, LLC and Citigroup Global Markets Inc. are acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
RBC Capital Markets, LLC	$91,715,000	$146,080,000	$81,601,000
Citigroup Global Markets Inc.	$74,035,000	$117,920,000	$65,871,000
Academy Securities, Inc.*	$11,050,000	$17,600,000	$9,831,000
Drexel Hamilton, LLC*	$11,050,000	$17,600,000	$9,831,000
Guggenheim Securities, LLC*	$11,050,000	$17,600,000	$9,831,000
Jefferies LLC*	$11,050,000	$17,600,000	$9,831,000
Loop Capital Markets LLC*	$11,050,000	$17,600,000	$9,831,000
Total	$221,000,000	$352,000,000	$196,627,000

* Final allocations to each underwriter other than the representatives to be based on performance.

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.16%
Tranche A-2	0.24%	0.16%
Tranche A-3	0.24%	0.16%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (4.91 Standard Deviations from Mean)		-15% (17.56 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	3.6	3.6	0	3.6	11
A-2	11.3	11.3	0	11.4	11
A-3	17.8	17.8	0	17.8	10

*              Number is rounded to whole days

Assumptions

In preparing the analysis above, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity consumption of 5% ( 4.91 standard deviations from mean) or 15% ( 17.56 standard deviations from mean);, (ii) the servicer makes timely and accurate semi-annually true-up adjustments (at least quarterly beginning twelve months prior to the last scheduled payment date of the latest maturing tranche), but makes no interim true-up adjustments, (iii) for purposes of setting initial storm recovery charges, the net charge-off rate as a percentage of billed revenue and average days sales outstanding per customer bill is each assumed to equal DEP’s average (mean) for the most recent 5 years, (iv) for purposes of setting subsequent storm recovery charges, and for purposes of calculating actual storm recovery charge collections, net charge-off rate as a percentage of billed revenue and the average days sales outstanding per customer bill are both held constant at DEP’s maximum (most unfavorable) for the most recent 5 years, (v) during the first payment period, interest will accrue for approximately 7 months and the storm recovery charges will be collected for approximately 7 months and (vi) there is no acceleration of the final maturity date of the bonds. Other than as discussed above, there can be no assurance that the weighted average lives or the events of default with respect to the bonds will be shown.

Duke Energy Progress, LLC and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Duke Energy Progress, LLC and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Duke Energy Progress, LLC, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.